Exhibit 99.1

For Immediate Release	NEWS RELEASE

Contacts:
Gastar Exploration Inc.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com
Investor Relations Counsel:
Lisa Elliott, Dennard ● Lascar Associates: 713-529-6600 / lelliott@DennardLascar.com

Gastar Exploration Completes Capital and Refinancing Transactions with Funds Managed by Ares Management

HOUSTON, March 3, 2017 – Gastar Exploration Inc. (“Gastar” or the “Company”) (NYSE MKT: GST) announced today that it has closed its previously announced capital and refinancing transactions with funds managed by affiliates of Ares Management, L.P. (NYSE: ARES) (“Ares”). The transactions with Ares include $425 million in new financing to the Company in the form of a $250 million secured term loan, the issuance of $125 million secured convertible notes and a $50 million purchase of Gastar common stock (collectively, the “Ares Investment”). Proceeds from the Ares Investment were used to fully repay Gastar’s existing $69.2 million revolving credit facility and to fund the redemption price of its $325 million 8.625% senior secured notes due May 2018, which have been irrevocably called for redemption on March 24, 2017.

The Ares Investment key terms are as follows:

•	$250 million first lien secured term loan, 8.5% interest, maturing March 2022, which replaced the Company’s prior bank revolving credit facility;

•	$125 million second lien secured convertible notes, 6.0% interest, convertible, upon receipt of stockholder approval, at an initial conversion price of $2.21 per share at the option of the holder, maturing March 2022; and

•	29,408,305 common shares issued at $1.7002 per share, the 30-day volume weighted average trading price as of February 15, 2017, representing approximately 15.8% of the Company’s issued and outstanding common stock at March 1, 2017.

If the conversion rights of the convertible notes are not approved by Gastar’s stockholders within four months, the convertible notes will not become convertible and will begin bearing interest at 15.0% as a straight high-yield debt obligation. In connection with the closing of the Ares Investment, Gastar and its priority collateral agent also entered into an intercreditor arrangement with certain hedging counterparties to provide shared collateral coverage for the Company’s existing and future commodities hedging positions.

Ares was granted the right to nominate up to two directors to an expanded board of eight directors subject to certain minimum stock ownership requirements. The Company expects that Nate Walton and Ronnie Scott will be Ares’ designated nominees and added to its Board of Directors in the next few weeks. The Company also granted Ares certain preemptive rights to purchase its proportionate share of additional equity securities in any future offerings by the Company.

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in what is believed to be the core of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar’s website at www.gastar.com.

Forward Looking Statements

This news release also includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to continued low or further declining prices for oil and natural gas that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for oil and natural gas; risks regarding Gastar’s ability to meet financial covenants under its indenture or credit agreement or the ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, earthquakes or other environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by Gastar’s banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to Gastar’s ability to realize the anticipated benefits from acquired assets; risks related to the completion of any refinancing; and other risks described in Gastar’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, available at the SEC’s website at www.sec.gov. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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